UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2008

RHAPSODY ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	005-52203	20-4743916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Third Avenue, 40th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 319-7676

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, RHAPSODY ACQUISITION CORP. (“RHAPSODY”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING RHAPSODY SECURITIES, REGARDING ITS MERGER WITH PRIMORIS CORPORATION (“PRIMORIS”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K, INCLUDING SOME OR ALL OF THE EXHIBITS HERETO, WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. (“EBC”), THE MANAGING UNDERWRITER OF RHAPSODY’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN OCTOBER 2006, IS ACTING AS RHAPSODY’S INVESTMENT BANKER IN THESE EFFORTS, FOR WHICH IT WILL RECEIVE A FEE OF $360,000. ADDITIONALLY, THE UNDERWRITERS DEFERRED $414,000 OF THE COMMISSIONS OWED TO THEM IN CONNECTION WITH THE IPO UNTIL THE CLOSING OF RHAPSODY’S BUSINESS COMBINATION. RHAPSODY AND ITS DIRECTORS AND EXECUTIVE OFFICERS AND EBC MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF RHAPSODY STOCKHOLDERS TO BE HELD TO APPROVE THE MERGER.

STOCKHOLDERS OF RHAPSODY AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, RHAPSODY’S REGISTRATION STATEMENT CONTAINING A PRELIMINARY PROXY STATEMENT/PROSPECTUS AND FINAL REGISTRATION STATEMENT CONTAINING A DEFINITIVE PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH RHAPSODY’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE PROXY STATEMENTS/PROSPECTUSES WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ RHAPSODY’S FINAL PROSPECTUS, DATED OCTOBER 3, 2006, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE RHAPSODY OFFICERS AND DIRECTORS AND OF EBC AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: RHAPSODY ACQUISITION CORP., 825 THIRD AVENUE, 40TH FLOOR, NEW YORK, NEW YORK 10022. THE REGISTRATION STATEMENT CONTAINING THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, ONCE AVAILABLE, CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (HTTP://WWW.SEC.GOV).

Item 1.01                 Entry into a Material Definitive Agreement.

General; Structure of Acquisition

On February 19, 2008, Rhapsody Acquisition Corp. (“Rhapsody”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Primoris Corporation (collectively with its subsidiaries “Primoris” or the “Company”) and certain of Primoris’ shareholders (the “Signing Shareholders”). Pursuant to the Merger Agreement, Primoris will be merged into Rhapsody, with Rhapsody being the surviving corporation. Upon the consummation of the merger, Rhapsody will change its name to “Primoris Corporation.”

Primoris is a holding company of various subsidiaries which cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.

The merger is expected to be consummated in the second or third quarter of 2008, after the required approval by the stockholders of Rhapsody and the fulfillment of certain other conditions, as described herein and in the Merger Agreement.

Merger Consideration

•      Closing Merger Consideration. The Primoris shareholders and its Foreign Managers pursuant to certain Termination Agreements (collectively, the “Primoris Holders”), in exchange for all shares of common stock of Primoris outstanding immediately prior to the merger, will receive in the aggregate (i) 24,094,800 shares of Rhapsody common stock plus (ii) the right to receive the EBITDA Shares (as described below) for each year with respect to which EBITDA Shares are issuable.

•      EBITDA Shares. As referenced above, the Primoris Holders will also be entitled to receive additional payments of shares of Rhapsody common stock based on Rhapsody’s achievement of specified EBITDA milestones in the fiscal years ending December 31, 2008 and 2009. Such payments are referred to in the Merger Agreement as “EBITDA Shares.” The following table sets forth the milestones and the contingent shares issuable to the Primoris Holders:

Fiscal Year Ending 12/31	EBITDA Milestone	EBITDA Share Payment
2008	$39,300,000	2,500,000
2009	$46,000,000	2,500,000

For purposes of these contingent shares, EBITDA is defined in the Merger Agreement to mean Rhapsody’s income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, plus expense relating to the Termination Agreements with the Foreign Managers of $1,277,340 for 2008 only, plus any GAAP expense relating to the issuance of Rhapsody common stock to the Foreign Managers as part of the Termination Agreements for 2008 only, plus any expense (non-cash only) relating to Rhapsody’s Incentive Compensation Plan. In addition, any Rhapsody expenses prior to the closing of the merger that are included in its 2008 income statement will be excluded for purposes of EBITDA calculation.

Lock-Up

The Primoris Holders will not be able to sell any of the shares of Rhapsody common stock that they receive upon closing of the merger for twelve months after the closing.

Indemnification of Rhapsody

To provide a fund for payment to Rhapsody with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by Primoris and its stockholders, there will be placed in escrow (with an independent escrow agent) 1,807,110 of the shares issuable to the Primoris shareholders at closing (“Indemnity Escrow Fund”). Other than as described below, the escrow will be the sole remedy for Rhapsody for its rights to indemnification under the Merger Agreement. Claims for indemnification may be asserted against the Indemnity Escrow Fund by Rhapsody once its damages exceed a $1,400,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount, except that claims made with respect to representations and warranties relating to outstanding capitalization and title to the Primoris shares will not be subject to such deductible. On the date that is the later of (i) 30 days after the date on which Rhapsody has filed its Report on Form 10-K pursuant to the Securities and Exchange Act of 1934 for its 2008 fiscal year and (ii) one year after the closing of the merger, the escrow agent will release 1,445,688 of the original number of escrow shares, less that number of escrow shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Primoris shareholders. The remaining escrow shares will be available for indemnification only with respect to tax indemnification claims and environmental indemnification claims and will be released on the first business day following the third anniversary of the closing date of the merger, less any shares reserved to satisfy tax or environmental indemnification claims made prior to such date.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Primoris, the Signing Shareholders and Rhapsody relating to, among other things, (a) proper organization and similar corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of real property and other properties, including intellectual property, (h) accounts receivable, (i) contracts, (j) title to, and condition of, properties and environmental condition thereof, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) litigation and (o) regulatory matters.

Covenants

Rhapsody and Primoris have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for:

(i)
The parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement;

(ii)	The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

(iii)
Rhapsody to prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act of 1933, the shares that will be issued to the Primoris Holders pursuant to the merger, and to solicit proxies from the Rhapsody stockholders to vote on proposals regarding the approval of the merger, the change of Rhapsody’s name to Primoris Corporation, an amendment to Rhapsody’s certificate of incorporation to increase the authorized number of shares of common stock to 60 million, to change its corporate existence to perpetual and to delete certain portions thereof that will no longer be applicable after the merger or that are addressed by the Delaware General Corporation Law, the election of directors, the adoption of an incentive compensation plan providing for the granting of options and other stock-based awards and, if necessary, adjournment of the special meeting;

(iv)
Primoris and the Signing Shareholders to waive their rights to make claims against Rhapsody to collect from the trust fund established for the benefit of the holders of the shares sold in Rhapsody’s IPO (“Public Shares”) for any monies that may be owed to them by Rhapsody; and

(v)	The Signing Shareholders at or prior to closing of the merger shall repay to Primoris any loan by Primoris to such Signing Shareholder.

Conditions to Closing

General Conditions

Consummation of the transactions is conditioned on (i) the Rhapsody stockholders, at a meeting called for these purposes, approving the merger and (ii) the holders of fewer than 20% of the Public Shares voting against the merger and exercising their right to convert their Public Shares into a pro-rata portion of the trust fund, calculated as of two business days prior to the anticipated consummation of the merger.

The approval of the merger will require the affirmative vote of the holders of a majority of the Public Shares voted on such proposal at the special meeting. The holders of the shares of Rhapsody common stock issued prior to its IPO, including the current officers and directors of Rhapsody, have agreed to vote such shares in the matter of the approval of the merger to the same effect as the majority of the Public Shares are voted.

The approval of the amendments of Rhapsody’s certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding common stock of Rhapsody and is a condition to the consummation of the merger. The approval of the incentive compensation plan will require the affirmative vote of a majority of the outstanding Rhapsody common stock present in person or by proxy at the stockholder meeting. The approval of the incentive compensation plan is not a condition to the consummation of the merger.

In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement (including Rhapsody’s representation that its Public Shares are quoted on the Over-the-Counter Bulletin Board) have been materially complied with by each party and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Rhapsody’s Conditions to Closing

The obligations of Rhapsody to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the preceding paragraph, are conditioned upon each of the following, among other things:

•	there being no material adverse change affecting Primoris that has occurred since the signing of the Merger Agreement;

•	holders of no more than five percent (5%) of the shares of any class of securities of Primoris shall have exercised their dissenters’ rights;

•	the employment agreements with Primoris management shall have been executed and delivered by Primoris and them;

•	the Lock-Up Agreement, the Voting Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto;

•
(i) all outstanding indebtedness owed by any Primoris insider to Primoris shall have been repaid in full; (ii) all guaranteed or similar arrangements pursuant to which Primoris has guaranteed the payment or performance of any obligations of any Primoris insider to a third party shall have been terminated; and (iii) no Primoris insider shall own any direct equity interests in any subsidiary of Primoris; and

•	receipt by Rhapsody of an opinion of Primoris’ counsel in agreed form.

Primoris’ Conditions to Closing

The obligations of Primoris to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	there being no material adverse change affecting Rhapsody that has occurred since the signing of the Merger Agreement;

•	the Lock-up Agreement, the Voting Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto;

•	Rhapsody shall have arranged for funds remaining in the trust account to be dispersed to Rhapsody upon the closing of the merger;

•	receipt by Primoris of an opinion of Rhapsody’s counsel in agreed form;

•	Rhapsody being in compliance with reporting requirements under the Securities and Exchange Act of 1934; and

•	all officers of Rhapsody having resigned from all of their positions and offices with Rhapsody.

Waivers

If permitted under applicable law, either Primoris or Rhapsody may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

(i)	by mutual written consent of Rhapsody and Primoris;

(ii)	by either Rhapsody or Primoris if the merger is not consummated on or before October 3, 2008;

(iii)
by either Rhapsody or Primoris if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

(iv)
by either Rhapsody or Primoris if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

(v)
by either Rhapsody or Primoris if, at the Rhapsody stockholder meeting, the merger shall fail to be approved by holders of the Public Shares or the holders of 20% or more of the Public Shares exercise conversion rights; or

(vi)	by Primoris if the special meeting is not called to be held within 30 days after the registration statement is declared effective.

Employment Agreements

In connection with the consummation of the Merger Agreement, Brian Pratt, the Chief Executive Officer of Primoris, and 8 other executive officers of Primoris or its subsidiaries (John P. Schauerman, Primoris; Alfons Theeuwes, Primoris; John M. Perisich, Primoris; Scott E. Summers, ARB, Inc.; Timothy R. Healy, ARB, Inc.; Mark A. Thurman, ARB Structures, Inc.; David J. Baker, Onquest, Inc.; and William McDevitt, Cardinal Contractors, Inc.) will enter into employment agreements with either Primoris or one of its subsidiaries (the “Employer”). Each employment agreement will be for a five-year term, with the exception of David J. Baker, Chief Executive Officer and President of Onquest, Inc., which is for a one-year term, subject to earlier termination in certain circumstances, and may be extended by mutual agreement of the executive and the Employer.

The employment agreements provide for initial annual base salaries not exceeding $500,000 and also provide for discretionary bonuses in accordance with policies established by the Board or the Compensation Committee of the Board. Each employment agreement also provides for the provision of certain additional (“fringe”) benefits to the covered executive. The agreements also require that the Employer continue providing health benefits for one year if their employment is terminated by the Employer without cause except where comparable health insurance is available from a subsequent employer.

The employment agreements provide that, in the event of the termination of an executive’s employment by the Employer without cause (as defined in the employment agreement), the Employer will pay him a lump sum equal to one-half of one year’s base salary of the executive.

The employment agreements contain certain restrictive covenants that prohibit the executives from disclosing information that is confidential to Primoris and its subsidiaries and generally prohibit them, during the employment term and for two years thereafter, from soliciting or hiring the employees of Primoris and its subsidiaries and from using Primoris’ Confidential Information (as defined in the employment agreements), to divert any customer business or income from Primoris, or to otherwise alter the manner in which a customer does business with Primoris.

Post-Merger Board of Directors of Rhapsody

After the merger, Rhapsody’s board of directors will consist of seven directors, of whom five will be selected by Primoris, three of whom will be independent directors under applicable SEC and exchange rules, and two will be selected by Rhapsody.

Post-Merger Ownership of Rhapsody

As a result of the merger, assuming that no stockholders of Rhapsody elect to convert their Public Shares into cash as permitted by Rhapsody’s certificate of incorporation, the Primoris Holders will own approximately 79.3% of the shares of Rhapsody common stock to be outstanding immediately after the merger and the other Rhapsody stockholders will own approximately 20.7% of Rhapsody’s outstanding shares of common stock, in each case based on the Rhapsody shares of common stock outstanding as of December 31, 2007. If 19.99% of the Public Shares are converted into cash, such percentages will be approximately 82.1% and 17.9%, respectively. The foregoing does not take into account shares that would be issued to Primoris Holders upon achievement of the EBITDA milestones or the exercise of warrants or shares that would be issued under the incentive compensation option plan to be adopted in connection with the merger. However, if 19.99% of the Public Shares are converted and thereafter the full EBITDA consideration is earned, the current Rhapsody stockholders would own 15.3% of the total outstanding stock and the Primoris Holders would own 84.7%, assuming that no other shares are issued.

Financial Information

The unaudited financial information included in Exhibit 99.2 to this Report was prepared by Primoris as a private company, and was derived from financial statements prepared in accordance with United States generally accepted accounting principles. Such financial information is not in conformity with SEC Regulation S-X. Accordingly, such historical information will be adjusted and presented differently in Rhapsody’s proxy statement/prospectus to solicit stockholder approval of the merger. Rhapsody is filing the attached financial information (Exhibit 99.2 to this Form 8-K) as Regulation FD Disclosure material.

Investor Presentation

Rhapsody is filing the attached investor presentation (Exhibit 99.3 to this Form 8-K) as Regulation FD Disclosure material.

Press Release

Rhapsody is filing the attached press release (Exhibit 99.1 to this Form 8-K) as Regulation FD Disclosure material.

Item 7.01                 Regulation FD Disclosure.

Business of Primoris

Introduction

Primoris Corporation, a Nevada corporation formed in November 2003, is a holding company of various subsidiaries which cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. Primoris Corporation’s primary subsidiary, ARB, Inc., a California corporation whose predecessor was formed in 1946 (“ARB”), has been engaged in the construction industry since its formation.

The Company installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipeline systems, and also constructs mechanical facilities, and other structures, including power plants, petrochemical facilities, refineries and parking structures. In addition, the Company provides maintenance services, including inspection, overhaul and emergency repair services, for cogeneration plants, refineries and similar mechanical facilities. Through its subsidiary Onquest, Inc. (“Onquest”), the Company provides engineering design of fired heaters and furnaces primarily for refinery applications, and, through its subsidiary Cardinal Contractors, the Company constructs water and wastewater facilities in Florida. A substantial portion of the Company’s activities are performed in the Western United States, primarily in California. In addition, Primoris has strategic presence in Florida, Texas, Latin America and Canada.

In the late 1980s, to reduce its dependence on the pipeline construction business, Primoris began to expand into related markets and broadened the scope of services offered to include construction and maintenance services for power plants, petrochemical facilities and refineries. Following is a summary of key expansion events undertaken by Primoris to accomplish the foregoing:

•
1989: acquired certain assets and key operating personnel of Oilfield Construction Co., a subsidiary of Combustion Engineering, to expand the Company’s expertise in the construction of energy processing facilities.

•	1991: acquired certain assets and key operating personnel of Harcro, Inc. to develop directional drilling expertise.

•	1992: acquired substantially all of the assets of OFCCO Constructors to expand the Company’s California customer base and industrial construction expertise.

•	1993: acquired substantially all of the assets of Macco Contractors, Inc to expand the Company’s construction activities and customer base in the Los Angeles area.

•	1996: acquired substantially all of the assets of Saffel & McAdam to increase the Company’s concrete structure design and construction capabilities.

•	2002: formed Onquest to specialize in designing and supplying high performance furnaces for the oil industry.

•	2004: acquired substantially all of the assets of Cardinal Contractors, Inc. to expand the Company’s expertise in design/build water and wastewater facilities and to establish a footprint in Florida.

•
2005: acquired substantially all of the assets of Born Heaters Canada to enable the Company’s Onquest subsidiary, to expand its ability to provide refinery furnace design and burner management engineered systems.

The Company’s customers include many of the leading energy and utility companies in the United States, including, among others, Duke Energy, Conoco Phillips, British Petroleum, Pacific Gas & Electric, Sempra Energy, Williams, Valero, Chevron, Calpine, Kinder Morgan and Praxair.

Services

Primoris provides services through the following groups:

•	ARB Underground

•	ARB Industrial

•	ARB Structures

•	Onquest

•	Cardinal Contractors

The following table sets forth the Company’s revenues by business unit for the fiscal years ended December 31, 2007, 2006 and 2005:

	Year Ended December 31
(in millions)	2007		2006		2005
Business Unit	Revenue	%	Revenue	%	Revenue	%
ARB Underground	$190	34.6	$205	46.8	$160	44.1
ARB Industrial	158	28.9	58	15.5	87	24.0
ARB Structures	61	11.2	70	16.0	46	12.7
Onquest	77	14.1	40	9.1	26	7.2
Cardinal Contractors	61	11.2	55	12.6	44	12.1
TOTAL (note: possible errors due to rounding)	$547	100.0%	$428	100.0%	$363	100.0%

ARB Underground

Primoris installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipelines. Substantially all of the Company’s pipeline and distribution projects involve underground installation of pipe with diameters ranging from one-half to 102 inches.

New Construction. Cross country transmission pipeline installation typically involves three phases. First, the right of way is cleared and the necessary trench is excavated. The pipe is then delivered, strung down the right of way and bent to match the contours of the terrain, welded, coated and lowered into the trench. The final phase includes trench backfill, restoring the terrain and vegetation to their original condition and hydrostatically testing the pipeline to insure its integrity. A major pipeline can involve as many as 500 Primoris employees and proceed at a rate of up to two miles per day. The Company’s construction techniques and equipment enable it to install pipelines efficiently under difficult conditions found in all types of terrain, including city streets, deserts and mountain ranges. In addition, the Company’s directional drilling technology and equipment enable it to install pipelines cost-effectively beneath bays, river beds, land fills and other environmentally sensitive areas.

The Company’s new construction activity has benefited from increased demand for natural gas and the resulting growth in construction of natural gas transmission pipelines that typically range in diameter from six to 48 inches. In addition to installing new natural gas pipelines, the Company typically constructs feeder lines from the main gas transmission lines to cogeneration plants, processing plants and other gas fueled systems. The Company also installs steel and plastic natural gas distribution mains, service lines, and other natural gas distribution system components.

In addition to natural gas transmission pipelines, the Company installs carbon steel product pipelines for transportation of petrochemical products, including unrefined crude oil, refined petroleum products and assorted chemical products. Petrochemical product pipelines typically range in diameter from four to 36 inches.

The Company installs water pipeline systems made out of carbon steel, reinforced concrete and plastic that range in diameter from 10 to 102 inches, and also constructs water distribution and treatment facilities, and pumping and lift stations.

Replacement, Repair and Rehabilitation. In addition to new pipeline construction, the Company provides replacement, repair and rehabilitation services to existing pipeline systems. Replacement services are typically provided to customers who desire to replace existing pipeline with new pipeline in order to increase capacity or pressure, or to replace weak or leaking sections. Rehabilitation services include removal, refurbishing and reinstallation of existing pipeline. Repair services include routine maintenance services, such as inspection, pressure testing and coating integrity work. A portion of the Company’s replacement, repair and rehabilitation services are performed pursuant to annual contracts and alliances.

Following is a listing of notable recently completed projects by the Underground group:

Client / Project	Contract Amount (millions)	Project Type	Location	Description

Long Beach Gas and Oil Department	$ 6.3	Gas Distribution	Long Beach, CA	Replacement of multiple natural gas mains, which range from 2-inch polyethylene to 12-inch steel pipe

Port of Long Beach	1.4	Transmission Pipeline and HDD	Port of Long Beach, CA	Pier D and Pier T pipeline relocation

Makar Development	13.3	Water & Sewer	Huntington Beach, CA	Built the Pacific City infrastructure

Pacific Gas & Electric	25.1	Transmission Pipeline	Holt, CA	McDonald Island Line 57C replacement project

ARB Industrial

The Company’s Industrial group provides a comprehensive range of services, from turnkey construction to retrofits, upgrades, repairs, and maintenance of industrial plants and facilities. It executes contracts as the prime contractor or as a subcontractor utilizing a variety of delivery methods including fixed price competitive bids, fixed fee, cost plus and a variety of negotiated incentive based contracts.

The Industrial group is a leader in performing difficult fast track projects combining the talents and experience of seasoned construction management and skilled craft personnel. The Industrial group serves a wide variety of industries, including: power generation, water and wastewater treatment, refining, petrochemical, oil & gas, manufacturing, mining, pulp and paper, and food and beverage processing.

The Industrial group’s focus is on heavy industrial projects related to utilities, such as power plants, compressor stations, liquid terminals and manufacturing facilities. It self-performs all civil, mechanical, piping and structural aspects of a project. Installation of engineered equipment includes combustion turbines, generators, heat recovery steam generators, selective catalytic reduction systems, boilers, reformers, compressors, pumps, material handling systems, and associated piping systems.

The water division of the Industrial group is experienced in constructing a variety of water related projects including plants utilizing reverse osmosis and other membrane technologies as well as the more traditional water and wastewater treatment plants, water reclamation facilities and distribution facilities.

The Industrial group competitively bids and executes turnkey design/build projects in the power generation, and the water and wastewater treatment arena as well as power plant emissions reduction projects.

The Company’s manufacturing facility provides full service fabrication of carbon steel and alloy pipe, ASME Section XIII pressure vessels, as well as fabrication of skid-mounted equipment.

Following is a listing of notable recently completed projects by the Industrial group:

Customer / Job Location	Contract Amount (millions)	Project	Description

Turlock Irrigation District Turlock, CA	$ 24	Walnut Energy Center	Erect heat recovery steam generators (“HRSG”). Erect balance of plant piping and equipment.

Sunrise Power, LLC Fellows, CA	114	Sunrise Power Plant
Phase I: Complete turnkey assignment of a 320 MW simple cycle power plant constructed in just six months.
Phase II: Expansion of the 320 MW simple cycle power plant into a 550 MW cogeneration plant, adding two HRSGs and a steam turbine.

Elk Hills Power LLC Tupman, CA	110	Elk Hills Power Plant	Complete turnkey assignment, including the installation of 500 MW combined cycle power plant.

Fluor Constructors International Moss Landing, CA	29	Moss Landing Power Plant	1060 MW combined cycle power plant, including the installation of four HRSGs.

Jacobs/British Petroleum Carson, CA	47	Carson Refinery	Construction of an electrostatic-precipitator.

ARB Structures

The ARB Structures group designs and constructs complex commercial and industrial cast-in-place concrete structures. This business unit was formed in 1996 in connection with the acquisition of the assets of Saffel & McAdam, which specialized in concrete parking structures for many years.

The current focus of the ARB Structures group is long-span, cast-in-place parking structures in the Southern California region for a mix of private and public sector clients. This market segment is strong given the diminishing land available for parking and the increased cost of land. Competition is generally limited to approximately five firms that also specialize in this particular type of project. The average project size is approximately $15 million.

Many of these projects are performed under a design-build delivery method. Architectural design, civil and structural engineering services are contracted with a number of key firms who specialize in this market segment. The balance of the design is typically contracted with design-build mechanical and electrical subcontracting firms.

All structural concrete, carpentry and specialty trade work is performed by Primoris employees, many who have been with the Company since 1996 and came with the acquisition of Saffel & McAdam. The balance of the work is performed by select, qualified subcontractors that also specialize in the long-span, post-tensioned concrete parking structure business. The ARB Structures group’s competitive advantage comes from a proprietary concrete forming system that has been perfected through several generations of innovation and improvement.

Following is a listing of notable recently completed projects by the ARB Structures group:

Customer / Job Location	Contract Amount (millions)	Project	Description

Los Angeles County Museum of Art Los Angeles, CA	$ 9	LACMA Transformation Parking Structure	Two-level, 500 stall below-grade parking structure constructed in the La Brea Tar Pit area, complicated by extensive methane, ground water on a congested site.

City of Santa Monica Santa Monica, CA	30	Santa Monica Civic Center Parking Garage
Six-level, 890 stall above-grade parking structure built to Leadership in Energy and Environmental Design (LEED) Green Building Standards complete with a unique canopy of glass and photovoltaic solar panels to generate over 30% of the building’s power.

Qualcomm San Diego, CA	18	Qualcomm Parking Structure	Six-level, 1,200 stall above-grade parking structure on the expanded Qualcomm office campus.

University of Southern California Los Angeles, CA	13	USC Parking Structure #1	Seven-level, 1,100 stall above-grade parking structure on a congested work site with a limited lay down area.

Onquest

The Onquest group specializes in designing, supplying, and installing high-performance furnaces, heaters, burner management systems, and related combustion and process technologies for clients in the oil refining, petrochemical, and power generation industries. It furnishes turn-key project management with technical expertise, and a proven ability to deliver custom engineering solutions worldwide.

Design. The oil industry processes crude oil through a combination of unit operations to extract the maximum products from a barrel. These unit operations require furnaces that heat the feedstock to levels that permit distillation for production of gasoline, aviation fuel, diesel, and by-products for downstream petrochemicals.

The furnace designs are complex and require a broad range of engineering expertise to provide operational stability at economical energy levels that conform to the environmental demands of the public.

Solutions. The Onquest group provides performance engineering solutions and single-point management responsibility on critical projects, from process simulation, heater design, burner safety controls, and environmental applications to construction, retrofits, and revamps.

Primoris acquired Born Heaters Canada ULC in 2005. This subsidiary, based in Calgary, Canada, specializes in furnaces for heating service in oil refinery operations with direct applications throughout Canada, the Canadian Tar Sands development and a geographical reach in the Middle and Far East through an agency network. The Calgary operation has particular expertise in the design, component supply and skid assembly of Burner Management Systems (BMS) for safety applications to fired heaters.

Following is a listing of recently completed projects by the Onquest group.

Customer / Job Location	Contract Amount (millions)	Project	Description

Chevron El Segundo, California	$ 4.7	El Segundo Refinery	Revamp of Continuous Catalytic Reformer (CCR) unit to increase capacity by 20% with three naphtha feedstocks to provide flexibility and an environmental limit of 5 ppmvd NOx.

PCS Nitrogen Ltd. Trinidad, West Indies	5.4	Ammonia Reformer Expansion	Expansion of the primary ammonia reformer from 830-stpd to 1050-stpd and increased operational reliability of the plant..

Midway Sunset Taft, California	1.8	Selective Catalytic Reduction Systems.	The design, supply and installation of Selective Catalytic Reduction (SCR) systems to reduce NOx emissions from 3 single-train 75 MW gas turbines on the cogeneration facility.

Valero Energy Lake Charles, Louisiana	5.7	Charge Heater and Interstage heaters	Design and supply of four furnaces for the ULSD project plus distillate hydroheater furnace.

Cardinal Contractors

The Cardinal Contractors group specializes in design build, general contracting and construction management of facilities and plants dedicated to reverse osmosis, desalinization, conventional water treatment, water reclamation, wastewater treatment, sludge processing, solid waste, pump stations, lift stations, power generation cooling, cogeneration, flood control, wells and pipeline projects.

The Cardinal Contractors management team has successfully constructed projects together for over 25 years. In addition, many other key management professionals have been with the team in excess of 15 years.

The customer base of Cardinal Contractors is composed of municipalities, counties, state and federal agencies as well as private utilities. The assortment of contract delivery vehicles are competitive bid, negotiated, design/build, construction management, GMP and fee. The dollar range of the projects is $0.5 million to $50 million.

The Cardinal Contractors group self performs the majority of the civil, structural and mechanical skilled labor work required to construct these projects throughout the Southeast, primarily in Florida.

Cardinal Contractors’ future work is fueled by the population growth, water shortages, environmental considerations, treatment upgrades, elimination of antiquated systems and evolving technology.

Following is a listing of notable recently completed projects by the Cardinal Contractors group:

Customer / Job Location	Contract Amount (millions)	Project	Description

City of Clewiston Clewiston, FL	$ 13	Water Treatment Plant	Reverse osmosis water treatment facility

City of Pembroke Pines Pembroke Pines, FL	17	Water Treatment Plant	Design / build water treatment facility improvements

City of Miami Beach Miami Beach, FL	23	Pump Stations	Pump station upgrade

Tohopekaliga Water Auth. Kissimmee, FL	14	WWTP	Wastewater treatment plant expansion

Geographic Areas Financial Information

The following table sets forth Primoris’ revenues from external customers attributable to and the total assets located in the countries set forth below for the fiscal years ended December 31, 2007, 2006 and 2005:

	External Revenue Year Ended December 31						Total Assets At December 31
(in thousands)	2007		2006		2005		2007	2006	2005
Country	Revenue	%	Revenue	%	Revenue	%
United States	$521,663	95.3	$411,095	93.6	$354,929	97.9	$201,469	$148,777	$117,974
Canada	20,961	3.8	18,911	4.3	1,714	0.5	15,045	11,313	4,015
Ecuador	5,042	0.9	9,399	2.1	5,842	1.6	3,108	3,116	3,814
TOTAL	$547,666	100.0	$439,405	100.0	$362,485	100.0	$219,622	$163,206	$125,803

Risks Attendant to Foreign Operations

International operations are subject to foreign economic and political uncertainties. Unexpected and adverse changes in the foreign countries in which Primoris operates could result in project disruptions, increased cost and potential losses. The business is subject to fluctuations in demand and to changing domestic and international economic and political conditions which are beyond our control. As set forth in the table above, as of December 31, 2007, approximately 4.7% of revenue is attributable to external customers in foreign countries. The current expectation is that a similar portion of revenue will continue to come from international projects for the foreseeable future.

The lack of a well-developed legal system in some of these countries may also make it difficult to enforce contractual rights. There are significant risks due to civil strife, acts of war, terrorism and insurrection. The level of exposure to these risks will vary with respect to each project, depending on the particular stage of each such project. For example, the risk exposure with respect to a project in an early development stage will generally be less than the risk exposure with respect to a project in the middle of construction. To the extent that our international business is affected by unexpected and adverse foreign economic and political conditions, we may experience project disruptions and losses, which can significantly reduce overall revenue and profits. Primoris is able to mitigate significant portions of these risks by focusing on US and European based clients and US dollar based or hedged contracts.

Business Strategy

Primoris’ strategy emphasizes the following key elements:

•
Diversification through Controlled Expansion. The Company continues to emphasize (i) the expansion of services beyond its traditional focus and (ii) the addition of new customers. New areas of focus include engineering, through the formation of Onquest and the acquisition of Born Heaters, and water/wastewater projects through the acquisition of Cardinal Contractors. The Company has expanded into these markets, both by internal growth and through acquisitions. It will continue to evaluate acquisitions which offer growth opportunities and the ability to leverage the Company’s resources as a leading service provider to the natural gas and petroleum product pipeline industries. The current strategy also includes selective expansion to new geographic regions.

•
Emphasis on Retention of Existing Customers and Recurring Revenue. The Company believes it is important to maintain strong customer relationships and to expand its base of recurring revenue sources in order to lessen its dependence on new construction projects and mitigate the cyclical nature of our industry. Gas distribution services are typically provided by the Company pursuant to renewable, one or multi-year contracts. Other facilities maintenance services, such as regularly scheduled and emergency repair work, are provided on an ongoing basis.

•
Ownership of Equipment. Many of the services offered by the Company are capital intensive. The cost of construction and transportation equipment provides a significant barrier to entry into the Company’s businesses. The ownership of a large and varied construction fleet and of its own maintenance facilities assures availability of reliable equipment at a favorable cost. Today, the Company has a large and modern fleet of construction equipment. This is important with the new and more stringent state and federal requirements for emissions.

•
Stable Work Force. The Company maintains a stable work force of skilled, experienced laborers, many of whom are cross-trained in projects such as pipeline and cogeneration plant construction, refinery maintenance, and fabrication of complex processing units. This stable and experienced work force has contributed to the Company’s excellent safety record, which has significantly reduced insurance costs and made the Company more attractive to existing and prospective customers.

•
Selective Bidding. The Company selectively bids projects which it believes offer an opportunity to meet its profitability objectives, or which offer the opportunity to enter promising new markets. In addition, the Company carefully reviews its bidding opportunities to minimize concentration of work with any one customer, in any one industry, or in stressed labor markets.

•
Concentration on Private Sector Work. The Company focuses on private sector work which it believes is more profitable than public sector work. In 2007, revenue of approximately $412.7 million, or 75.4% of revenue, was derived from private sector projects.

Customers

Primoris has longstanding relationships with major utility, refining, petrochemical, power and engineering companies. It has completed major underground and industrial projects for a number of large natural gas transmission and petrochemical companies in the West, as well as significant projects through its engineering subsidiary. A large number of contracts are entered into each year, many of which are completed within three months from commencement, as well as other larger projects that may take 12 to 24 months to complete. Although the Company has not been dependent upon any one customer, a small number of customers may constitute a substantial portion of its total revenue in any given period.

Ongoing Projects

The following is a summary of selected ongoing construction projects of Primoris at December 31, 2007.

Group	Customer	Project	Location	Contract Amount (millions)	Estimated Completion Date	Remaining Backlog at December 31, 2007
Underground	Kinder Morgan	Pipeline	Palm Springs, CA	$16	01/2008	$2
Industrial	Imperial Irr. District	Power Plant	Palmdale, CA	50	05/2008	24
Industrial	Black & Veatch	Power Plant	Antioch, CA	27	11/2008	26
Industrial	Praxair	260M std cu ft Hydrogen Reformer	Richmond, CA	94	02/2010	92
ARB Structures	CSU - Long Beach	Parking Garage	Long Beach, CA	19	01/2009	19
Onquest	Clean Energy	LNG facility	Boron, CA	46	09/2007	31
Onquest	Marathon Oil	Platformer	Garyville, LA	14	10/2008	8
Onquest	PTT Public Co	Waste Heat Rec.	Thailand	27	06/2009	27
Cardinal Contractors	Everest WRF	Major modifications - waste recovery	Pembroke Pines, FL	19	01/2009	7
Cardinal Contractors	Hillsborough County Valrico	6 MGD expansion	Hillsborough, FL	50	04/2009	39

________________________

Backlog

The Company’s backlog consists of anticipated revenue from the uncompleted portions of existing construction contracts. A construction project is included in backlog at such time as a construction contract is awarded or a firm commitment letter is obtained. Substantially all of the contracts in the backlog may be cancelled or modified at the election of the customer.

A substantial percentage of anticipated revenue in any quarter results from construction contracts entered into during that quarter or the immediately preceding quarter. A majority of construction contracts in both 2006 and 2007 were completed within three months. In addition, the Company does not include in its backlog anticipated revenue from facilities maintenance, alliance contracts and gas distribution contracts because this work is performed on a cost-plus basis. As a result of the foregoing, the level of backlog is not an accurate indicator of the Company’s future performance on an annual basis.

Competition

Primoris believes that the primary factors of competition are price, reputation for quality, delivery and safety, relevant experience, availability of skilled labor, machinery and equipment, financial strength, knowledge of local markets and conditions, and estimating abilities. The Company believes that it competes favorably on the basis of the foregoing factors.

The Company faces substantial competition on large construction projects from regional and national contractors. Competitors on small construction projects range from a few large construction companies to a variety of smaller contractors. The Company competes with many local and regional firms for construction services and with a number of large firms on select projects. Each of the Company’s business groups faces varied competition depending on the type of project and services offerred.

Contract Provisions and Subcontracting

A substantial portion of Primoris’ revenue is derived from contracts that are “fixed price” or “fixed unit price” contracts. Under a fixed price contract, the Company undertakes to provide labor, equipment and services required by a project for a competitively bid or negotiated fixed price. The materials required under a fixed price contract, such as pipe, turbines, boilers and vessels are often supplied by the party retaining he Company. Under a fixed unit price contract, the Company is committed to provide materials or services required by a project at fixed unit prices. While the fixed unit price contract shifts the risk of estimating the quantity of units required for a particular project to the entity retaining the Company, any increase in the Company’s unit cost over the unit price bid, whether due to inflation, inefficiency, faulty estimates or other factors, is borne by the Company.

Construction contracts are primarily obtained through competitive bidding or through negotiations with long-standing customers. Primoris is typically invited to bid on projects undertaken by recurring customers who maintain pre-qualified contractor lists. Contractors are selected for the pre-approved contractor lists by virtue of their prior performance for such customers, as well as their experience, reputation for quality, safety record, financial strength and bonding capacity.

In evaluating bid opportunities, the Company considers such factors as the customer, the geographic location of the work, the availability of labor, its competitive advantage or disadvantage relative to other likely contractors, its current and projected workload, the likelihood of additional work, and the project’s cost and profitability estimates. The Company uses computer-based estimating systems; its estimating staff averages about 15 years of experience in the construction industry. The project estimates form the basis of a project budget against which performance is tracked through a project cost system, enabling management to monitor projects effectively. Project costs are accumulated real time and monitored weekly against billings and payments to assure adequate cash flow on the project.

All government contracts and many other contracts provide for termination of the contract for the convenience of the party retaining the Company. In addition, many contracts are subject to certain completion schedule requirements with liquidated damages in the event schedules are not met. The Company has not been materially adversely affected by these provisions in the past.

The Company acts as prime contractor on a majority of the construction projects it undertakes. In the construction industry, the prime contractor is normally responsible for the performance of the entire contract, including subcontract work. Thus, when acting as a prime contractor, the Company is subject to increased costs associated with the failure of one or more subcontractors to perform as anticipated. In its capacity as prime contractor and, when acting as a subcontractor, the Company performs most of the work on its projects with its own resources and subcontracts specialized activities such as blasting, hazardous waste removal and electrical work.

The Company’s gas distribution services are typically provided pursuant to renewable, one-year contracts, on a “cost-plus” basis. Historically, substantially all of the gas distribution customers have renewed their annual maintenance contracts. Facilities maintenance services, such as regularly scheduled and emergency repair work, are provided on an ongoing basis.

Employees

Primoris believes its employees are its most valuable resource. Its ability to maintain sufficient continuous work for approximately 1,000 hourly employees instills in such employees loyalty to and understanding of the Company’s policies and contributes to the Company’s strong safety and quality record.

On December 31, 2007, the Company employed approximately 300 salaried and approximately 1,250 hourly employees. The total number of hourly personnel employed is subject to the volume of construction in progress. During 2007, the number of hourly employees ranged from approximately 800 to 1,450.

Following is a summary of employees by function and geography at December 31, 2007:
	CA	FL	TX	Canada	Ecuador	Total
Salaried	233	11	17	18	22	301
Hourly	926	150	32	21	138	1,267
Total	1,159	161	49	39	160	1,568

Several of Primoris’ subsidiaries have operations that are unionized through the negotiation and execution of collective bargaining agreements. These collective bargaining agreements have varying terms and are subject to renegotiation upon expiration. The Company has experienced no recent work stoppages and believes its employee and union relations are good.

Equipment

Primoris owns and maintains both construction and transportation equipment. In 2007, 2006 and 2005, the Company spent approximately $6.7 million, $1.5 million and $2.7 million, respectively, for capital equipment. An estimated breakdown of capital equipment as of December 31, 2007 is as follows:

Heavy construction equipment	400 units
Trucks, autos and trailers	560 units
Specialized tools and equipment	100 units

Primoris believes the ownership of equipment is preferable to leasing to ensure the equipment is available as needed. In addition, such ownership has historically resulted in lower equipment costs. The Company attempts to obtain projects that will keep its equipment fully utilized in order to increase profit. All equipment is subject to scheduled maintenance to insure reliability. Maintenance facilities exist at each of its regional offices as well as on-site on major jobs to properly service and repair equipment. Major equipment not currently utilized, is being rented to third parties to supplement equipment income.

Facilities

Primoris’ executive offices are located at 26000 Commercentre Drive, Lake Forest, CA 92630. The telephone number at the Company’s executive office is (949) 598-9242. The Company also maintains regional offices in Pittsburg, San Francisco, Bakersfield, San Dimas and San Diego, California; Conroe and Pasadena, Texas; Sarasota and Ft. Lauderdale, Florida; Calgary, Alberta; and Quito, Ecuador.

The Company leases all of the facilities used in its operations. The leases are generally for 10 to 12-year terms, expiring through 2019. The aggregate lease payments made for its facilities in 2007 were $2,510,000. Primoris believes that its facilities are adequate to meet its current and foreseeable requirements for the next several years.

The Company leases some of its facilities, employees and certain construction and transportation equipment from Stockdale Investment Group, Inc. (“SIGI”). All of these leases are at market rates and on arms-length terms which would be negotiated with an independent third party. The majority shareholder, Chief Executive Officer, President and Chairman of the Board of the Company, Brian Pratt, also holds a majority interest in SIGI. In addition, the following officers and directors of the Company also serve as officers and/or directors of SIGI (with their respective positions with SIGI reflected in parentheses): Brian Pratt (Chairman and Director), John Schauerman (President and Director), Scott Summers (Vice President and Director), John Perisich (Secretary), and Arline Pratt (Director).

The Company maintains a website at www.arbinc.com. The information contained on the Company’s website is not part of this Current Report nor is it incorporated by reference into this Current Report.

Insurance and Bonding

Primoris maintains general liability and excess liability insurance, covering its construction equipment, and workers’ compensation insurance, in amounts consistent with industry practices. The Company self-insures its workers’ compensation claims in the State of California in an amount of up to $250,000 per occurrence, and maintains insurance covering larger claims. Annual premiums for workers’ compensation are used to pay expenses and claims, the balance of which is periodically remitted to Primoris. Management believes its insurance programs are adequate.

The Company maintains a diligent safety and risk management program that has resulted in a favorable loss experience factor. Through its Safety Director and the employment of a large staff of regional and site specific safety managers, the Company has been able to effectively assess and control potential losses and liabilities in both the pre-construction and performance phases of its projects.

In connection with its business, the Company generally is required to provide various types of surety bonds guaranteeing its performance under certain public and private sector contracts. The Company’s ability to obtain surety bonds depends upon its capitalization, working capital, backlog, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for the Company and their current underwriting standards, which may change from time to time.

Legal Proceedings

Primoris is a party to a number of legal proceedings, but it believes that the nature and number of these proceedings are typical for a firm of its size engaged in its type of business and that none of these proceedings is material to its financial position.

Government Regulations

Primoris’ operations are subject to compliance with regulatory requirements of federal, state, and municipal agencies and authorities, including regulations concerning labor relations, affirmative action and the protection of the environment. While compliance with applicable regulatory requirements has not adversely affected operations in the past, there can be no assurance that these requirements will not change and that compliance with such requirements will not adversely affect operations.

Management Of Primoris

Executive Officers

Primoris has developed a team of leaders to manage its operations. Most of the senior managers have long tenure with the company and longer tenures in the industry. The Company’s high level of repeat business is a testament to the staff’s uncompromising commitment to customer service. The executive officers of Primoris as of February 19, 2008 are as follows:

Name	Age	Position with Primoris (1)
Brian Pratt	55	Chief Executive Officer, President and Chairman of the Board
John P. Schauerman	51	Chief Financial Officer and Director
Alfons Theeuwes	55	Senior Vice President, Finance and Accounting and Director
John M. Perisich	43	Senior Vice President, General Counsel and Director
Scott E. Summers	49	President - ARB Underground Group and Director
Timothy R. Healy	48	President - ARB Industrial Group and Director
Mark Thurman	49	President - ARB Structures, Inc. and Director
David Baker	70	President - Onquest, Inc and Director
William McDevitt	60	President - Cardinal Contractors, Inc.
________________________

(1) Except where otherwise indicated, all references are to positions held with Primoris Corporation or one of its subsidiaries. All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors.

Brian Pratt, Chairman, President and CEO. Mr. Pratt has been President and Chief Executive Officer since 1983. He is also Chairman of the Board of Primoris Corporation. Mr. Pratt directs strategy, establishes goals, and oversees the Company’s operations. He assumed operational and financial control of ARB in 1983 and is the majority owner of the Company. Mr. Pratt has over 30 years of hands-on operations and management experience in the construction industry. Mr. Pratt completed four years of courses in Civil Engineering at California Polytechnic College in Pomona in 1974.

John P. Schauerman, Chief Financial Officer. Mr. Schauerman has served as Chief Financial Officer since February 2008. He joined ARB in 1993 as Senior Vice President, and is responsible for all financial activities of Primoris as well as corporate planning and maintaining the Company’s banking relationships. He is involved in capital commitments, acquisitions and sale of business segments, and project development. Prior to joining ARB in 1993, he was Senior Vice President of Wedbush Morgan Securities. Mr. Schauerman received a B.S. in Electrical Engineering from UCLA in 1979 and an MBA in 1984 from Columbia University.

Alfons Theeuwes, Senior Vice President, Finance and Accounting. Mr. Theeuwes has served as the Senior Vice President, Finance and Accounting of Primoris since February 2008. Prior to that, he was the Chief Financial Officer. Mr. Theeuwes is responsible for administration and accounting of Primoris. He joined ARB in 2001 after a 23 year career with a major engineering company in Europe and the United States. Mr. Theeuwes received a degree in finance and accounting and is registered as an accountant with the IDAC in Belgium.

John M. Perisich, Senior Vice President and General Counsel. Mr. Perisich has been Senior Vice President and General Counsel since February 2006. Prior to that, he served as Vice President and General Counsel. Mr. Perisich joined ARB in 1995. Prior to joining the Company, Mr. Perisich practiced law at Klein, Wegis, a full service law firm based in Bakersfield, California. He received a B.A. degree from UCLA in 1987, and a J.D. from the University of Santa Clara in 1991.

Scott E. Summers, President, Underground Division. Mr. Summers has served as President, Underground Division, since February 2006. Prior to that, he was Senior Vice President of ARB. Currently, Mr. Summers is responsible for the day-to-day operations of the Underground group. Additionally, he oversees international operations. In 2001, Mr. Summers served as President of the PLCA (Pipeline Contractors Association) and in 2004, he was President of the IPLOCA ( International Pipeline and Offshore Contractors Association). Mr. Summers received a B.S. in Civil Engineering from California Polytechnic State University.

Timothy R. Healy, President, Industrial Division. Mr. Healy has served as President, Industrial Division, since February 2006. Prior to that, he was Senior Vice President of ARB. Mr. Healy is responsible for the day-to-day operations of the Industrial group. He joined the company through Primoris’s acquisition of Oilfield Construction in 1989. In 2006, Mr. Healy was elected president of the CPMCA (California Piping and Mechanical Contractors Association). He received a B.S. in Construction Engineering from the State University of New York at Alfred.

Mark A. Thurman, President of ARB Structures, Inc. Mr. Thurman has been President of ARB Structures, Inc. since February 2006. Prior to that, he served as Vice President of ARB. Mr. Thurman began his construction career in 1975. Prior to joining Primoris in 2004, Mr. Thurman spent 18 years with Pepper Construction where he served as President for the last seven years. Active in numerous trade and industry organizations, Mr. Thurman was President of AGC of California in 1995 and currently serves as a national director of AGC of America.

David Baker, President of Onquest Inc.. Mr. Baker joined Primoris in 2002 and has been responsible for the engineering arm of Primoris since its formation. Educated at the Hendon College of Technology in London, England he is a Chartered Mechanical Engineer and Fuel Technologist and holds a Fellowship in both The Institution of Mechanical Engineers and The Energy Institute.

William McDevitt, President of Cardinal Contractors, Inc. Mr. McDevitt has participated in the water / wastewater treatment plant construction industry for more than 35 years, forming Cardinal Contractors in 1984.  Prior to founding Cardinal he was the Executive Vice President of Gulf Constructors a major commercial, institutional, transportation and utility contractor.  Mr. McDevitt received his B.S. from Regis University in Denver, Colorado.

Security Ownership

The common stock of Primoris is currently owned by forty-three stockholders. Approximately 58% of Primoris’ shares of common stock are owned by Brian Pratt, the Chairman, Chief Executive Officer and President, and approximately 75% of Primoris’ shares of common stock are owned or controlled by members of the Pratt family, including Brian Pratt.

Item 9.01                 Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits:

Exhibit	Description

10.1	Agreement and Plan of Merger dated as of February 19, 2008 by and among Rhapsody Acquisition Corp., Primoris Corporation and certain shareholders of Primoris Corporation.
10.2	Form of Escrow Agreement among Rhapsody Acquisition Corp., Brian Pratt, as Representative, and Continental Stock Transfer & Trust Company, as Escrow Agent.
10.3	Form of Employment Agreement.
99.1	Press release of Rhapsody Acquisition Corp. dated February 20, 2008.
99.2	Certain unaudited condensed financial statements of Primoris Corporation.
99.3	Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2008

RHAPSODY ACQUISITION CORP.

	By:	s/Eric S. Rosenfeld
	Name:	Eric S. Rosenfeld
	Title:	Chairman, Chief Executive Officer and President